Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Three months ended June 30, 2022	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,399	$1,501	$—	$689	$(42)	$3,547
Cost of sales and other expenses	(846)	(1,121)	(1)	(453)	41	(2,380)
Aliso Canyon litigation and regulatory matters	—	(45)	—	—	—	(45)
Depreciation and amortization	(244)	(188)	—	(67)	(2)	(501)
Other income (expense), net	22	4	—	7	(34)	(1)
Income (loss) before interest and tax(1)	331	151	(1)	176	(37)	620
Net interest expense	(113)	(44)	—	(23)	(76)	(256)
Income tax (expense) benefit	(42)	(19)	—	(70)	51	(80)
Equity earnings	—	—	187	188	—	375
Earnings attributable to noncontrolling interests	—	—	—	(88)	—	(88)
Preferred dividends	—	(1)	—	—	(11)	(12)
Earnings (losses) attributable to common shares	$176	$87	$186	$183	$(73)	$559

Three months ended June 30, 2021	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,318	$1,124	$—	$341	$(42)	$2,741
Cost of sales and other expenses	(800)	(799)	(1)	(256)	30	(1,826)
Depreciation and amortization	(220)	(180)	—	(59)	(4)	(463)
Other income (expense), net	22	(2)	—	33	19	72
Income (loss) before interest and tax(1)	320	143	(1)	59	3	524
Net interest expense	(101)	(40)	—	(25)	(77)	(243)
Income tax expense	(33)	(8)	—	(94)	(4)	(139)
Equity earnings	—	—	139	124	50	313
(Earnings) losses attributable to noncontrolling interests	—	—	—	(11)	1	(10)
Preferred dividends	—	(1)	—	—	(20)	(21)
Earnings (losses) attributable to common shares	$186	$94	$138	$53	$(47)	$424
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

SEMPRA ENERGY
Table F (Unaudited)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Six months ended June 30, 2022	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$2,844	$3,494	$—	$1,113	$(84)	$7,367
Cost of sales and other expenses	(1,682)	(2,411)	(3)	(732)	58	(4,770)
Aliso Canyon litigation and regulatory matters	—	(137)	—	—	—	(137)
Depreciation and amortization	(483)	(375)	—	(132)	(4)	(994)
Other income (expense), net	56	38	—	(9)	(48)	37
Income (loss) before interest and tax(1)	735	609	(3)	240	(78)	1,503
Net interest expense	(219)	(84)	—	(29)	(142)	(474)
Income tax expense	(106)	(103)	—	(161)	(44)	(414)
Equity earnings	—	—	351	350	—	701
Earnings attributable to noncontrolling interests	—	—	—	(122)	—	(122)
Preferred dividends	—	(1)	—	—	(22)	(23)
Earnings (losses) attributable to common shares	$410	$421	$348	$278	$(286)	$1,171

Six months ended June 30, 2021	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$2,655	$2,632	$—	$790	$(77)	$6,000
Cost of sales and other expenses	(1,601)	(1,633)	(3)	(476)	43	(3,670)
Depreciation and amortization	(433)	(353)	—	(113)	(6)	(905)
Other income (expense), net	57	37	—	(11)	24	107
Income (loss) before interest and tax(1)	678	683	(3)	190	(16)	1,532
Net interest expense	(202)	(79)	—	(45)	(157)	(483)
Income tax (expense) benefit	(78)	(102)	—	(151)	34	(297)
Equity earnings	—	—	276	305	50	631
(Earnings) losses attributable to noncontrolling interests	—	—	—	(44)	1	(43)
Preferred dividends	—	(1)	—	—	(41)	(42)
Earnings (losses) attributable to common shares	$398	$501	$273	$255	$(129)	$1,298
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.